CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.
Exhibit 10.3

INDEPENDENT CONTRACTOR CONSULTING SERVICES AGREEMENT
THIS INDEPENDENT CONTRACTOR CONSULTING SERVICES AGREEMENT (the “Agreement”), is entered into as of May 7, 2024, by the FEDERAL HOME LOAN BANK OF SAN FRANCISCO (“the Bank”) and TERESA BRYCE BAZEMORE (“Consultant”) to furnish the services hereinafter described upon the following terms and conditions:
1.Term. This Agreement shall be effective as of July 1, 2024, or such earlier date as the parties agree in writing (“Effective Date”), and shall continue in effect for sixty (60) calendar days thereafter (the “Term”), unless extended by mutual written agreement of the parties or terminated earlier in accordance with the terms of this Agreement.
2.Services to be Provided.
(a)During the Term of this Agreement, Consultant shall perform for the Bank the services described on Exhibit A attached hereto and made a part hereof (the "Services"). Consultant will perform all Services in a professional manner, consistent with industry standards.
(b)The Bank and Consultant agree that Consultant’s Services hereunder will require Consultant to render Services each month at a level that will not exceed 10% of the average level of Consultant’s services as an employee of the Bank over the 36-month period preceding the date of Consultant’s termination of employment with the Bank. The parties acknowledge that, for purposes of section 409A of the Internal Revenue Code, Consultant will have undergone a “separation from service,” within the meaning of section 409A, from the Bank upon the date of Consultant’s termination of employment with the Bank.
3.Compensation; No Benefits.
(a)As compensation for Consultant's performance of the Services to be performed by Consultant under this Agreement, the Bank shall pay Consultant the amount as specified in Exhibit A attached hereto.
(b)During the Term of this Agreement, Consultant will not be an employee of the Bank and will not be entitled to participate in any Bank employee benefit plan or receive any benefit under any Bank employee benefit plan in connection with the Services, including, without limitation, employee insurance, health and welfare plans, pension or savings plans, as a result of entering into this Agreement.
4.Independent Contractor; Performance. For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Bank, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Nothing contained herein shall be construed as reserving to the Bank any right to control or direct Consultant in connection with the performance of the Services or the manner or means in which the Services are performed. All materials and equipment required by Consultant to perform the Services under this Agreement shall be furnished by Consultant at Consultant’s expense. Consultant shall be solely responsible for all taxes arising with respect to this Agreement. This Section shall survive the termination of this Agreement.
5.Ownership. Consultant hereby irrevocably assigns to the Bank all right, title and interest in and to any and all Work Product of the Bank. As used in this Agreement, “Work Product” means all materials and information (whether written, recorded, or otherwise stored), prepared for the Bank pursuant to this Agreement by Consultant. Consultant warrants that Consultant has the right to use and to incorporate in the Work Product any materials, concepts, processes or information so used or incorporated without violation of any right of any third party and without creating any obligation on the part of the Bank to pay any fee, license, penalty or other expense, other than the payment to Consultant set forth in this Agreement. Consultant covenants that the Work Product shall be delivered to the Bank free and clear of all liens, encumbrances or claims of any third party. Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Bank’s ownership of the Work Product. This Section shall survive the termination of this Agreement.
6.Confidentiality; Non-Disclosure.
(a)Consultant shall not at any time, during the Term or thereafter, directly or indirectly disclose or reveal to any person or entity any Confidential Information of the Bank or of any third parties which the Bank is under an obligation to keep confidential, except to the Bank or as otherwise authorized by the Bank in writing. Consultant shall not directly or indirectly, either during or after the Term, use or attempt to use any Confidential Information for any purpose except (and then only during the Term) as may be required for Consultant to perform the Services. The term “Confidential Information” shall mean all information concerning the business or other affairs of the Bank, including information concerning the Federal Housing Finance Agency or any other applicable regulatory agency, or its customers and shall include, without limitation, all trade secrets and other information received from third parties and required to be held in confidence by the Bank, all non-public information relating to existing and potential customers, markets, contracts, prices, products, personnel, strategies, policies, systems, procedures, technologies, works, business methods or other methods, know-how, information, data, financial information, processes, trade secrets, inventions, developments, applications and any other information relating to any of the foregoing of the Bank. All Work Product and all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Consultant or made available to Consultant concerning the Services or the

Bank shall be included in Confidential Information, shall be the Bank’s property and shall be delivered to the Bank at any time on request. However, Confidential Information shall not include any information that, as of the date of disclosure to Consultant: (i) was generally available to the public through no act or omission of Consultant or (ii) was independently acquired by Consultant without violating any of Consultant’s obligations under this letter agreement. Consultant acknowledges that all Confidential Information and all material, whether in written, non-written, digital, photographic or any other tangible or intangible format, embodying Confidential Information is the property of the Bank.
(b)Nothing in this Agreement, including any restrictions on the use of Confidential Information, shall prohibit or restrict Consultant from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Consultant does not need the prior authorization of the Bank to engage in conduct protected by this subsection, and Consultant does not need to notify the Bank that Consultant has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. This Section shall survive the termination of this Agreement.
7.Termination. The Bank or Consultant may terminate the Term of this Agreement at any time upon ten (10) calendar days prior written notice to the other party. In the event of any termination of the Term of this Agreement, the Bank shall be responsible for any portion of the compensation owed to Consultant under Section 3 for any Services rendered prior to the effective date of such termination. Notwithstanding the foregoing, if the Bank terminates the Term of the Agreement, Consultant shall not be required to repay any portion of the consulting fee previously paid to her. If the Consultant terminates the Term of the Agreement, other than on account of death, the Bank may request that Consultant repay a pro-rata portion of the consulting fee previously paid to her, which pro-rata amount shall be based on a fraction, the numerator of which is the number of days that would elapse between the termination date and the original end of the Term and the denominator of which is 60.Termination of the Term of this Agreement shall not terminate any rights or obligations of the parties arising prior to or upon termination.
8.No Conflicting Agreements; Non-Exclusive Engagement. Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into and performing Services under this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant's obligations under this Agreement. Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Bank.
9.Bank Property. Consultant will take every reasonable precaution to safeguard any Bank property that is entrusted to Consultant’s custody and control. Material developed for the Bank will not be released or used by Consultant for Consultant’s own purposes or in any other way without the Bank’s prior written approval. Promptly upon the expiration or sooner termination of this Agreement, and earlier if requested by the Bank at any time, Consultant shall deliver to the Bank (and will not keep in Consultant's possession or deliver to anyone else) all Confidential Information of the Bank and all materials developed by Consultant as part of or in connection with the Services or otherwise belonging to the Bank. This Section shall survive the termination of this Agreement.
10.Indemnification. Consultant agrees to indemnify and hold the Bank harmless from and against all loss, liability, damage, cost, or expense (including reasonable attorney fees and costs) (“Losses”) to the extent those Losses are determined by a final, non-appealable order or arbitral award to have resulted from Consultant’s gross negligence or willful misconduct in the performance of the Services by Consultant under this Agreement. The Bank agrees to indemnify and hold Consultant harmless from any Losses relating to the Services performed by Consultant under this Agreement (including any Losses asserted by the Bank, its agents or representatives, or third parties and any Losses sustained by Consultant when participating in any legal, regulatory, or administrative proceeding relating to the Services), except to the extent those Losses are determined by a final, non-appealable order or arbitral award to have resulted from Consultant’s gross negligence or willful misconduct in the performance of the Services. Neither party will be liable for any lost profits or other indirect, consequential, incidental, punitive or special damages. In no event shall either party’s liability to the other party for Losses incurred in connection with the Services under this Agreement exceed the fees received by Consultant from the Bank. This Section shall survive the termination of this Agreement.
11.Entire Agreement, Amendment, and Assignment. This Agreement and all Exhibits hereto is the sole agreement between Consultant and the Bank with respect to the Services to be performed hereunder, and it supersedes all prior agreements and understandings with respect to the Services to be performed hereunder, whether oral or written. For the avoidance of doubt, this Agreement does not supersede any agreements between the Bank and Consultant relating to Consultant’s employment with the Bank and termination thereof, and nothing herein shall affect any continuing obligations of the parties arising from Consultant’s employment with the Bank. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Bank. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.
12.Governing Law. This Agreement shall be governed by, and construed in accordance with, federal law and to the extent not inconsistent therewith, applicable California law (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws).
13.Jurisdiction. Each party hereby irrevocably submits to the jurisdiction and venue of any state or federal court in the city and county of San Francisco, California, in any action or proceeding brought to enforce or otherwise arising out of or related to this Agreement and irrevocably waives to the fullest extent permitted by law any objection which such party may now or hereafter have to the resting of such jurisdiction and venue in such forum, and any claim that such forum is an inconvenient forum.
14.Notices. All notices or other communications regarding this Agreement shall be delivered by mail, email, fax or in person. Any notice of termination of the Agreement will also include a follow-up notice by mail. Contact information is as follows:

To the Bank:	Federal Home Loan Bank of San Francisco 333 Bush Street, Suite 2700 San Francisco, CA 94014 Attention: Chief Legal Officer

To Consultant:	Teresa Bryce Bazemore [*******]

15.Equal Employment Opportunity and Non-Discrimination. As required by 12 C.F.R. Section 1207.21(b)(6), during the performance of this contract, Consultant agrees to: (1) practice the principles of equal employment opportunity and non-discrimination in performing the Services; and (2) include the provisions of paragraph (1) above, in each subcontract Consultant enters for services or goods provided to the Bank.
16.Diversity Reporting Clause. Consultant shall provide a quarterly report to the Bank showing the total amount of fees and costs paid by the Bank to Consultant for professional services provided by or allocated to a partner, member, or other equity owner who is minority; woman; lesbian, gay, bisexual, transgender; or disabled. Each report must be sent by March 1, June 1, September 1 and December 1.
17.Data Security Breach Reporting. Consultant acknowledges and agrees that the disclosure of any Bank information and data provided to Consultant (“Bank Data”) may subject the Bank to statutory obligations, including but not limited to, notification to affected individuals and credit monitoring and other services designed to mitigate the unauthorized use of Bank Data. In the event of an unauthorized disclosure or exposure of Bank Data by Consultant (“Data Breach”), or if Consultant reasonably suspects a Data Breach has occurred, Consultant shall promptly notify the Bank of the Data Breach, unless legally prohibited from doing so, within forty-eight (48) hours and cooperate with the Bank and law enforcement agencies, where applicable, to investigate and resolve the Data Breach, including but not limited to, efforts to mitigate any potential damage to the Bank
18.Maintenance of Data in the United States. Consultant represents and warrants that Bank Data is maintained in the United States and will not be transferred outside the United States, and any transfer of data outside the borders of the United States or release of the data by Consultant constitutes a material breach of this Agreement.
19.Mutual Arbitration and Waiver of Jury Trial, Attorneys’ Fees. Consultant and the Bank mutually agree and consent to the resolution by final and binding arbitration of any disputes arising from or related to this Agreement that the Bank may have against Consultant or Consultant may have against the Bank, its affiliates, parents, subsidiaries, officers, directors, employees, agents, successors, and assigns. Claims for workers’ compensation or unemployment compensation benefits, if applicable, are not covered by this Section. Also not covered are claims by Consultant or the Bank for provisional remedies, including temporary restraining orders or preliminary injunctions (“Temporary Equitable Relief”) in situations in which such Temporary Equitable Relief would be otherwise authorized by Federal law or state law, where applicable, including California Code of Civil Procedure section 1281.8 or other applicable state or federal laws. The Federal Arbitration Act shall govern this Agreement and this Section. Except as provided herein, all disputes shall be arbitrated by JAMS, on an individual basis only, located in the County of San Francisco, before a single arbitrator with that organization with expertise in applicable law. Claims by Consultant or the Bank that allege employment or worker classification disputes will be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect, currently available at www.jamsadr.com/rules-employment-arbitration. All other disputes will be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect, currently available at www.jamsadr.com/rules-comprehensive-arbitration. Discovery shall be adequate and limited by the arbitrator consistent with the JAMS rules effective at that time applicable to the dispute. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. Consultant and the Bank each recognize and agree that by entering into this Agreement, they each are waiving any and all rights to a trial by jury. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with applicable law. The parties agree the Bank shall bear arbitration fees and arbitrator compensation and expenses pursuant to JAMS rules and consistent with applicable law. Nothing in this Section prevents Consultant from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, and nothing in this Agreement requires arbitration of any claim that under the law (after application of Federal Arbitration Act preemption principles) cannot be made subject to a pre-dispute agreement to arbitrate claims. This Section shall survive the termination of this Agreement.
20.Consultation With Counsel. Consultant acknowledges that Consultant has had a full and complete opportunity to consult with counsel and other advisors of Consultant’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Bank has not made any representations or warranties to Consultant concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.
21.Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Bank. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
22.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO By: /s/ F. Daniel Siciliano F. Daniel Siciliano Chair, Board of Directors Date: May 7, 2024	CONSULTANT By: /s/Teresa Bryce Bazemore Teresa Bryce Bazemore Date: May 7, 2024

Exhibit A
to Independent Contractor Consulting Services Agreement
Description of Services; Compensation
Consultant shall serve as a consultant to the Bank, performing general advisory functions and providing knowledge and information based on Consultant’s role as the Bank’s former President and Chief Executive Officer, including transition-related issues, examination matters, pending initiatives, and other items. Consultant shall perform such services at such times and places as the Bank’s President and Chief Executive Officer may reasonably request, taking into account Consultant’s other obligations. It is anticipated that such consulting services shall be provided remotely.
Consultant will be paid a consulting fee in the gross amount of $50,000. The Bank will provide payment to Consultant on the Effective Date or as soon thereafter as is administratively possible, but no later than thirty (30) calendar days after the Effective Date.